30 June 2025

Mikhael Nassif

Dear Mikhael,

We are excited you’ve chosen to join the Neogen Team!

Subject to the final approval of the Neogen Board of Directors, you are being offered employment at Neogen Corporation as the Chief Executive Officer and will report to Jim Borel, Chairman of the Board of Directors. Your date of hire will be August 11, 2025.

Base Salary: You will be classified as a full-time exempt employee. Your annual base salary will be $800,000 per year paid bi-weekly following the Neogen U.S. payroll schedule.

Annual Bonus: You will be eligible to participate in the Neogen Incentive Compensation Plan (ICP) with a target of 100% of your base salary. The ICP measures both Company financial metrics and your personal performance with an opportunity between 0 – 250% of your target. For Fiscal Year 2026 (June 1, 2025 through May 31, 2026), you will be eligible for the full year (no proration). Please refer to the ICP Fact Sheet for specific details and plan provisions.

Long-Term Incentive Plan: Subject to your acceptance of this employment offer and the approval of the Neogen Board of Directors (“Committee”), a recommendation will be made for an annual grant of equity with a target of $4,500,000. Annual awards are typically made on August 15 of each year. The form and timing of this or any future award are subject to Compensation Committee approval.

Sign-On Equity Grant: Subject to your acceptance of this employment offer and the approval of the Committee, a recommendation will be made for a special, one-time target equity grant of $2,000,000 which will be comprised of 50% Stock Options and 50% Restricted Share Units (RSUs). If you start by August 1, 2025, this grant will be made 8/1/2025 with a four-year ratable vesting schedule. If you start after August 1, 2025, this award will be made within 30 days of your start date.

Sign-On Cash Award: You will be eligible for a one-time cash award of $500,000 to be paid by September 5, 2025. This payment is subject to a one-year repayment agreement.

Health & Welfare Benefits: You will be eligible to elect health and welfare benefits (medical, dental, vision, etc.). effective with your date of hire. You will have twenty-one (21) days from your hire date to enroll, otherwise your next opportunity will be during our open enrollment period. Please refer to the Neogen Benefits-At-A-Glance for details.

Relocation: Neogen will provide you with relocation benefits from Glenview, IL to Michigan, which will be further detailed in a separate relocation agreement. It is agreed you will relocate to Michigan after 24 months of service and maintain your office at the Company’s headquarters in Lansing, Michigan. The Company will provide for reasonable and customary realtor fees and closing costs related to the sale of your current home and the purchase of a new home, in addition expenses related to the movement of household goods from your current residence to your new residence. You and your spouse will also be entitled to two house hunting trips. These relocation benefits must be initiated within 24 months of your date of hire.

Relocation benefits will be subject to a two-year repayment agreement. In the event you voluntarily terminate your employment with Neogen before completing two years of service following your relocation, you will be subject to the following repayment schedule:

•
100% of the relocation allowance if you terminate your employment within one year of your relocation to Michigan.
•
50% of the relocation allowance if you terminate your employment between one and two years following your relocation to Michigan.

Temporary Housing: For the first 24 months of your employment, you will be eligible for a Company provided furnished apartment within 50 miles of Lansing, Michigan. In the event expenses related to temporary housing are deemed to be taxable, the expenses will be grossed up so the expense is neutral for you.

Paid-Time-Off (PTO): You will be eligible for Neogen’s self-managed Paid Time Off (PTO) program for U.S. exempt employees. This program provides flexibility to take time off at your discretion, subject to manager approval and the needs of the business, in alignment with the expectations of your role.

“At Will” Employment: This letter does not constitute an employment contract, nor should it be construed as a guarantee of employment for any period of time. All employees of Neogen are hired on an “at will” basis and either the Company or the employee may terminate with or without cause at any time.

Employment Offer Contingencies: Please be advised that your employment is contingent upon the results of a criminal background check and substance evaluation. Your employment is also contingent upon providing documentation to complete the I-9 Form for employment eligibility verification required by the U.S. Department of Homeland Security, U.S. Citizenship and Immigration Services.

Termination Benefits:

1.
Subject to the obligations under this Agreement, you are eligible to receive “Severance Benefits” as set forth in this paragraph.
a.
In the event your employment is terminated by the Company for a reason other than for Cause (as defined below) or by you for Good Reason (as defined below), the Company will pay you the sum of 2x Base Pay and 1x your annual FY Target Bonus opportunity in effect on your last day of employment (“Separation Date”). In addition, the Company will pay your COBRA benefit premiums until the earlier of twelve (12)

months from your Separation Date or until the date on which you become eligible for other health insurance benefits
b.
In the event your employment is terminated by the Company for a reason other than for Cause or by you for Good Reason, within twelve (12) months following a Change of Control (as defined below) of the Company, (i) the Company will pay you the sum of 2x Base Pay and your annual FY Target Bonus opportunity and (ii) all of your unvested stock options, restricted stock, and/or other equity awards will vest on your Separation Date. Such vested awards that were granted as restricted stock will be free of restrictions and such vested awards that were granted as options will remain exercisable for a period of three (3) months following Separation Date. In addition, the Company will pay your COBRA benefit premiums until the earlier of twelve (12) months from your Separation Date or until the date on which you become eligible for other health benefits.
2.
Cessation of your employment due to your death, disability, or resignation without Good Reason will disqualify you from receiving the Severance Benefits.
3.
As a condition of receiving the Severance Benefits, you must execute, not revoke, and remain in compliance with the waiver and release in the form attached as Exhibit A (the “Waiver and Release Agreement”). The Company will pay the Base Pay and COBRA components of the Severance Benefits in installments on its regular payroll dates during the severance period, subject to all required withholding. The Target Bonus component of the Severance Benefits will be paid in full in the first Severance Benefit payment. The payments will commence on the first regular payroll date after the Waiver and Release Agreement becomes irrevocable in accordance with its terms, with the first payment covering the time period from the Separation Date through such payment date.
4.
If the Company determines you have engaged in “Detrimental Activity” (as defined below) during the period in which you are receiving Severance Benefits (i) payment of any remaining Severance Benefits will cease immediately and (ii) you will be obligated to repay to the Company all benefits, including the Severance Benefits set forth in paragraph 1, previously paid to under this Agreement within thirty (30) days of a final adjudication that you have engaged in such Detrimental Activity or other final disposition of the matter between the parties. The repayment of the Severance Benefits as required in this paragraph 4 will not affect the validity of any other written agreements between you and the Company, including the Waiver and Release Agreement. If you become reemployed by the Company before you receive the full Severance Benefits under this Agreement, any remaining benefits will be forfeited as of the date of your re-employment.
5.
The capitalized terms below have the following meanings for purposes of this Agreement:
a.
“Affiliate” means, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
b.
“Base Pay” means your annualized gross base salary in effect as of the Separation Date, excluding any bonuses or other supplemental compensation; provided, if your employment terminates due to Good Reason based, in whole or in part, on a reduction in your base salary, the annual base salary will be your annualized gross base salary in effect immediately before such reduction.
c.
“Cause” means the Company’s good faith determination that one or more of the following has occurred with respect to you: (i) the commission or conviction of (including upon a plea of no contest or nolo contendere) a felony, a crime involving moral turpitude, or any other crime the conviction of which will likely result in incarceration, except to the extent applicable law restricts the Company from making an employment decision based on such a conviction; (ii) the commission of any act or omission involving dishonesty, disloyalty, or fraud with respect to the Company; (iii) reporting to work under the influence of alcohol, the use of illegal drugs, or the abuse of prescription drugs; (iv) conduct or publicity, not otherwise protected by law, having the potential to cause the Company public disgrace, disrepute, or economic harm; (v) insubordination and/or the failure to timely perform duties reasonably directed by the Company; (vi) a breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company; (vii) any material breach of any agreement between you and the Company; or (viii) the material violation of a material Company policy.
d.
“Change of Control” means the first to occur of any of the following:
1.
the acquisition by a Person of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the (“Exchange Act”) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or
2.
such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there will be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
3.
the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which will include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
4.
the liquidation or dissolution of the Company.
e.
“Detrimental Activity” means (i) violating terms of any restrictive covenant or confidentiality obligation that provides a benefit to the Company or any of its Affiliates, (ii) disclosing confidential or proprietary information of the Company or any of its Affiliates to any third person or entity including, but not limited to, a competitor, vendor, or customer, without appropriate authorization from the Company, (iii) directly or indirectly soliciting any employee of the Company or any of its Affiliates to terminate employment with the Company or any of its Affiliates, (iv) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer, or supplier of the Company or any of its Affiliates, to reduce the level of business it does with the Company or any of its Affiliates, (vi) engaging in any other conduct or act that is materially injurious, detrimental, or prejudicial to any interest of the Company or any of its Affiliates, and (vii) being convicted of, or entry of a guilty plea with respect to, a felony, whether or not connected with the Company or any of its Affiliates.
f.
“Good Reason” means (i) a material diminution in your authority, duties, or responsibilities; (ii) a material adverse change in your title or reporting relationship; (iii) a decrease in your compensation, including Base Pay, Target Bonus and target equity awards, except for reductions due to poor performance or those affecting all or substantially all corporate officers of the Company; or (iv) the relocation by the Company of your principal place of business to a location that is more than 50 mile radius from its current location, provided that such relocation is not nearer to your residence. Notwithstanding the foregoing, Good Reason will not exist unless you provide the Company written notice of the existence of Good Reason within sixty (60) days of its initial existence, you provide the Company a thirty (30)-day opportunity to remedy the Good Reason condition and it does not so remedy the condition, and you separate from service within sixty (60) days after the end of the cure period.
g.
“Person” mean an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.
h.
“Target Bonus” means the annual target bonus opportunity you are eligible to receive from the Company for the year in which the Separation Date occurs; provided, if your employment terminates due to Good Reason based, in part or whole, on a reduction in your annual target bonus opportunity, the annual target bonus opportunity will be the annual target bonus opportunity in effect immediately before such reduction.
6.
It is intended that the Agreement (and any payments) will be exempt from or in compliance with Internal Revenue Code Section 409A (“Section 409A”), and this Agreement (and any payments) will be interpreted and construed on a basis consistent with such intent. The term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A. Each payment made under the Agreement will be treated as a separate payment for purposes of Section 409A. If you are a “specified employee” (as that term is used in Section 409A) on the date your separation from service becomes effective, any benefits payable under the Agreement that constitute non-qualified deferred compensation under Section 409A will be delayed until the earlier of (a) the business day following the six-month anniversary of the date your separation from service becomes effective, and (b) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (1) the business day following the six-month anniversary of the date your separation from service becomes effective, and (2) your death, the Company will pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date. The Agreement (and any payments) can be amended in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding will not be construed as a guarantee of any particular tax effect for payments hereunder. A participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with this Agreement (including any taxes and penalties under Section 409A), and the Company will not have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes or penalties.
7.
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
8.
This Agreement embodies the complete agreement and understanding between you and the Company regarding this subject matter and supersedes and preempts all prior understandings, agreements or representations between you and the Company regarding such subject matter.
9.
The provisions of this Agreement can be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing will affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. You cannot assign any of your rights under this Agreement, except with the prior written consent of the Company. Any purported assignment of rights in violation of this section is void. The Company cannot assign this Agreement without your prior written consent; provided, however, that the Company can assign its rights and obligations under this Agreement without your consent in the event that the Company effects a reorganization, consolidation, or merger, or transfer of all or substantially all of its properties, stock, or assets to another entity. This Agreement is binding on the Company’s successors, assigns, or acquiror of all or substantially all of the assets of the Company.
10.
This Agreement is governed by Michigan law. Each party irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Michigan for the purposes of any action, litigation, or proceeding of any kind whatsoever arising out of this Agreement or any transaction contemplated hereunder or thereunder. Each party agrees to commence any such action, litigation, or proceeding either in the state or federal courts located in Michigan. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, litigation, or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in state or federal courts located in Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, litigation, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF OR THEREOF.

Required Non-Disclosure Agreement: All employees of Neogen are required to sign a Non-Disclosure, Non-Competitive, Non-Solicitation and Property Assignment Agreement upon hire. A copy is enclosed with your offer.

The above information regarding compensation and benefits represents programs being offered to you and/or are currently in place. These programs are subject to change based on many factors including performance, economic conditions and change initiated or implemented by the various insurance provers.

This Agreement can be executed in one or more counterparts and by electronic delivery, each of which will constitute an original and all of which together will constitute one and the same instrument. A signature transmitted by .pdf format will be deemed to be an original signature for all purposes. The words “execution,” “signed,” “signature,” and words of like import will also be deemed to include electronic signatures, electronic acknowledgements, and/or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and/or any state laws based on or similar to the Uniform Electronic Transactions Act.

Should you desire any additional clarification or discussion on the terms of this offer, please don’t hesitate to contact me. This offer is valid through July 3, 2025 and subject to the final approval of the Board of Directors for Neogen Corporation. It is also required that we are able to make an announcement about your appointment as Chief Executive Officer of Neogen prior to July 24, 2025.

We look forward to working with you!

Sincerely,

James C. Borel
Chairman of the Board of Directors for Neogen Corporation

_____________________________________ _______________

Accepted: Mikhael Nassif Date